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                                                                   Exhibit 99.16

THIS OPTION AGREEMENT is made on 21st December 1999

BETWEEN

1. PARAGON SOFTWARE (HOLDINGS) LIMITED whose registered office is at Vo-Tec Centre Hambridge Lane Newbury RG14 5TN ("the Company"); and

2. BRIAN IVAN BALLARD of Hoades Court, Heath Road, Heath, Canterbury, Kent CT3 4ZL ("the Grantee").

WHEREAS

(A) The Company is willing to grant an option to the Grantee in respect of the Option Shares (as defined below) on the following terms and conditions by way of replacement of the option agreement entered into by the parties on 4 December 1998, which is superseded by this Agreement.

(B) The Company has an authorised share capital of(pound)5,000,000 comprising 44,197,222 ordinary shares of 10p each, of which 10,000,000 have been issued, 1,441,650 "A," preferred shares of(pound)1 each, all of which have been issued, 1,633,980 "B" preferred shares of(pound)1 each, all of which have been issued, and 2,727,148 "C" preferred shares of l0p each, all of which have been issued. The "A," "B" and "C" preferred shares may be converted into ordinary shares as set out in Article 2.6 of the Articles of Association of the Company.

NOW IT IS HEREBY AGREED as follows:

1     Interpretation

1.1 In this Agreement the following words and expressions shall (save where the context otherwise requires) have the following meanings:

      1.1.1 "Auditors"            the auditors of the Company from time to time.

      1.1.2 "Board"               the board of directors of the Company from
                                  time to time.

      1.1.3 "Control"             the meaning given by Section 840, Income and
                                  Corporation Taxes Act 1988.

      1.1.4 "Group Company"       any company which is a holding company or
                                  subsidiary of the Company or a subsidiary of a holding company of the Company.

      1.1.5 "Option"              the right granted to the Grantee in respect of
                                  the Option Shares by clause 2.

      1.1.6 "Option Shares"       72,500 Shares subject to variation pursuant to
                                  clause 6.

      1.1.7 "Shares"              ordinary 10p shares of the Company.

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      1.1.8 "Subscription Price"  10p per Share subject to variation pursuant to clause 6.

1.2 Headings are for ease of reference only and shall not affect the construction of this Agreement

1.3   Except in so far as the context otherwise requires;

      1.3.1 words denoting the singular shall include the plural and vice versa; and

      1.3.2 the reference to any enactment shall be construed as a reference to that enactment as from time to time amended, extended or re-enacted.

1.4 Words defined in the Companies Act 1985 shall have the same meaning in this Agreement unless the context otherwise requires.

2     Grant of Option

      In consideration of the sum of (pound)1 (receipt of which is acknowledged by the Company) the Company grants the Grantee the right to subscribe for the Option Shares as a whole and not part only at the Subscription Price upon and subject to the terms set out below.

3     Right to Exercise Option

3.1 The right to exercise the Option shall terminate on the second anniversary of the date of this Agreement.

3.2 The Option shall be personal to the Grantee and may not be transferred, assigned or charged, but may be exercised by the Grantee's personal representatives within twelve months of the date of his death if he dies before the second anniversary of the date of this Agreement without having exercised the Option.

3.3 Except where the Option is exercised pursuant to clause 5 the Option shall not be capable of exercise before the first anniversary of the date of this Agreement.

3.4   The option shall lapse on the earliest of the following dates:

      3.4.1 the date on which a resolution is passed or an order is made for the Company to be wound up;

      3.4.2   the date on which the Grantee is adjudicated bankrupt;

      3.4.3 the date on which the Grantee does or omits to do anything as a result of which act or omission he ceases to be the legal and beneficial owner of the Option.

4     Exercise of Option

4.1 The Option shall be exercisable in whole or in part by notice in writing given by the Grantee of the Company. The notice of exercise of the Option shall be accompanied by a cheque in favour of the company for the aggregate of the Subscription Prices payable.

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4.2   Within 30 days of receipt by the Company of a notice of exercise under clause 4.1 and a cheque for the appropriate amount the Company shall allot the Shares in respect of which the Option has been validly exercised and shall issue a definitive certificate in respect of the Shares allotted. Save for any rights determined by reference to a record date on or before the date of allotment such Shares shall rank pari passu as one class with the other issued Shares.

 4.3 In respect of all Shares issued pursuant to this Agreement at a time when the Shares are dealt in on a recognised or designated investment exchange (other than The Stock Exchange) the Company shall make application for the grant of permission to deal in such Shares on the said exchange and in respect of all Shares issued pursuant to this Agreement at a time when the Shares are listed on The Stock Exchange the Company shall make application to the Council of The Stock Exchange for such Shares to be admitted to the Official List.

5     Takeovers, mergers etc

5.1   If any person obtains Control of the Company as a result of making:

      5.1.1 a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that it is satisfied the person making the offer will have Control of the company; or

      5.1.2   a general offer to acquire all the Shares;

      the Option may be exercised within one month of the date on which the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied.

5.2 If under the Section 425 Companies Act 1985 the Court sanctions a compromise or arrangement proposed for the purposes or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company on companies, the Option may be exercised within one month of the Court sanctioning the compromise or arrangement.

5.3 If any person becomes bound or entitled to acquire shares in the Company under the Sections 428 to 430F Companies Act 1985 the Option may be exercised at any time when that person remains so bound or entitled.

5.4 For the purposes of clause 5.1 a person shall be deemed to have obtained Control of the company if it or he and others acting in concert with him have together obtained Control of the Company.

6     Variation of share capital

6.1 In the event of capitalisation, consolidation, sub-division or reduction of the share capital of the Company or any rights issue or other variation of capital (other than a fresh issue of shares) taking place after the date of this Agreement the number of Shares comprised in the Option and Subscription Price shall be varied in such manner (if at all) as the Board shall determine and the Auditors shall confirm in writing to be in their option fair and reasonable

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      provided that no variation shall be made which would result in the
      Subscription Price for a Share being less than its par value. The Company shall notify the Grantee of any such variation.

7     Relevance of contract of employment

7.1 The grant of an Option will not form part of the Grantee's entitlement to remuneration or benefits from the Company or a Group Company.

8     General

8.1 The Company shall at all times keep available sufficient authorised and unissued Shares to satisfy the exercise to the full extent still possible of the Option taking account of any other obligations of the Company to issue shares of any kind.

8.2 No variation to the terms of this Agreement shall be effective unless agreed in writing by the parties.

8.3 Any notice to be given by the Company to the Grantee may be personally delivered or sent by ordinary post to his last known address and where a notice is sent by post to his last known address it shall be deemed to have been received 48 hours after having been put into the post properly addressed and stamped.

8.4 Any notice to be given by the Grantee to the Company shall be delivered or sent to the Company at its registered office and shall be effective upon receipt.

IN WITNESS whereof this Agreement is executed and delivered as a deed by the parties on the date first above written.

EXECUTED AS A DEED by           ) /s/ Colin Calder
PARAGON SOFTWARE (HOLDINGS)     )
LIMITED in the presence of      )

                                  /s/ M.F. Caroe
           Director

           Director/Secretary


EXECUTED A DEED by the said     ) /s/ B. Ballard
BRIAN IVAN BALLARD              )
in the presence of              ) /s/ Anne Chicken

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